Deloitte &
   Touche                  Deloitte & Touche LLP         Telephone:(617)261-8000
                           125 Summer Street             Facsimile:(617)261-8111
                           Boston, Massachusetts 02110-1617

INDEPENDENT AUDITORS REPORT

To the Trustees and Shareholders of The DLB Fund Group:

In planning and performing our audits of the financial statements of The DLB Fund Group (the "Trust")(comprised of DLB Fixed Income Fund, DLB Global Small Capitalization Fund, DLB Value Fund, DLB Mid Capitalization Fund, DLB Quantitative Equity Fund, DLB Growth Fund, DLB Micro Capitalization Fund and
DLB Global Bond Fund) for the year ended December 31, 1998 (on which we have issued our reports dated February 12, 1999), we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinions on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on the Trust's internal control.

The management of the Trust is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgements by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Thos controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in any internal control, misstatements due to error or fraud may occur and not be detected. Also, projections of any evaluation of internal control to future periods are subject to the risk that the internal control may become inadequate because of changes in conditions or that the degree of compliance with policies or procedures may deteriorate.

Our consideration of the Trust's internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the Trust's internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 1998.

This report is intended solely for the information and use of management, the Board of Trustees, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other that these specified parties.

/s/ Deloitte & Touche LLP
-------------------------

February 12, 1999